Rent the Runway, Inc. Non-Employee Director Compensation Program This Program has been adopted under the Company’s 2021 Incentive Award Plan (or any successor plan, the “Plan”) and is effective as of May 15, 2024. Cash Compensation Annual cash retainers will be paid in the following amounts: Board Service Each Non-Employee Director: $75,000 Committee Service Finance Committee: Audit Committee Chair: $75,000 $25,000 Compensation Committee Chair $15,000 Nominating and ESG Committee Chair: $5,000 There are no additional fees for service as regular Committee members. All annual cash retainers will be paid quarterly in arrears within 30 days following the end of the applicable fiscal quarter. The first payment under this Program shall be within 30 days of May 1, 2024 for the first fiscal quarter of 2024. If a Non-Employee Director does not serve as a Non- Employee Director or in a Committee Chair position for an entire fiscal quarter, the retainer shall be prorated for the portion of the fiscal quarter that the Non-Employee Director served in the relevant role(s). Equity Compensation Each Non-Employee Director who will continue to serve as a Non-Employee Director immediately following an annual meeting of the Company’s stockholders (an “Annual Meeting”) shall be granted an award of restricted stock units (“RSUs”) (the “Annual RSU Award”). The Board shall determine the amount of the Annual RSU Award annually. In fiscal year 2024, each Non-Employee Director shall receive 1,685 RSUs for their Annual RSU Award. The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting. Each Annual RSU Award will vest in full, and the underlying shares be issued, as of the earlier of (i) the first anniversary of the date of grant or (ii) immediately before the next Annual Meeting following the date of grant of the Annual RSU Award, subject to the Non-Employee Director continuing in service on the Board through such vesting date. The vesting of an Annual RSU Award will cease upon a Non-Employee Director’s termination of service on the Board.

Cash for RSU Elections All cash for RSU elections are canceled for fiscal year 2024 and may be reinstated in future years at the discretion of the Board. Reimbursements The Company will reimburse Non-Employee Directors for reasonable travel and other business expenses incurred in connection with their duties to the Company, in accordance with the Company’s applicable expense reimbursement policies and procedures. Change in Control Upon a Change in Control (as defined in the Plan), all outstanding RSUs that are held by a Non- Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s award agreement(s). Miscellaneous All applicable terms of the Plan apply to this Program. RSUs granted pursuant to this Program shall be granted under the Plan and subject to the terms set forth in the approved form of award agreement. The cash and equity compensation described in this Program shall be paid automatically and without further action of the Board, unless a Non-Employee Director declines the receipt by written notice to the Company. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program supersede any prior compensation arrangements for service as a Non-Employee Director. * * * *